CERTIFICATE OF THE SECRETARY OF MLIG VARIABLE INSURANCE TRUST
CERTIFYING RESOLUTIONS APPROVING THE JOINT FIDELITY BOND

	THE UNDERSIGNED, the duly appointed Secretary of MLIG Variable Insurance Trust, a Delaware business trust
(the "Trust") registered as a management investment company under the Investment Act of 1940, as amended (the "1940 Act"), does hereby certify that the resolutions set forth below were approved by the Board of Trustees of the Trust (the "Board"), including a majority of the Trustees who are not "interested persons" of the Trust, as defined by Section 2(a)(19) of the 1940 Act (the "Independent Trustees"),on September 16, 2008, at a meeting of the Board:

VOTED,	that the Board of Trustees has considered all relevant
	factors relating to the	participation of the Trust
	under a joint fidelity bond, including, among other things, the anticipated aggregate assets of the Trust, the type and terms of the arrangements made for the custody and safekeeping of such assets and the nature of the securities in which the series of the Trust invest; and further

VOTED, 	that the Board of Trustees has determined that it is
	in the best interests of the Trust and hereby ratifies the renewal of the fidelity bond coverage required under Rule 17g-1 under the 1940 Act, jointly with Roszel; and further

VOTED, 	that the Board hereby ratifies the renewal of the Mutual
	Fund Directors and Officers/Errors and Omissions Liability Insurance Policy issued through St. Paul Mercury covering the Trust and its Trustees as insured parties that provides coverage in the amount of $5,000,000 against liabilities and expenses (with certain exceptions) arising out of claims, actions or proceedings asserted or threatened against them when serving in their respective capacities; and further

VOTED, 	that pursuant to Rule 17d-l(d)(7) under the 1940 Act, the
	Board hereby finds that:

(1)	the Trust's participation in a joint liability insurance
	policy arrangement as presented at this meeting is in the best interests of the Trust; and

(2)	the proposed premium for the joint liability insurance
	policy to be allocated to each series of the Trust, based upon each series' proportionate share of the sum of the premiums that would have been paid if the insurance coverage were purchased separately by the insured parties, is fair and reasonable to the respective series; and further

VOTED, 	that an appropriate Officer of the Trust be, and each of
	them hereby is, authorized to make any and all payments and to do any and all other acts, in the name of the Trust and on its behalf, as they, or any of them, may determine to be necessary or desirable and proper in connection with or in furtherance of the foregoing resolutions; and further

VOTED, 	that the Secretary of the Trust be, and he hereby is,
	designated as the officer to make filings with the Securities and Exchange Commission and give notices as may be required from time to time pursuant to
	Rule 17g-1(g) and Rule 17g-1(h)	under the 1940 Act.

	IN WITNESS WHEREOF, I have hereunto set my hand as such officer of the Trust this 3rd day of October, 2008.


MLIG VARIABLE INSURANCE TRUST



/s/ Lori Salvo
-----------------------------
Lori Salvo, Esq.
Secretary